EXHIBIT 19.1

AMERISERV FINANCIAL, INC.
POLICY STATEMENT ON
PERSONAL SECURITIES TRANSACTIONS

The purpose of this policy statement (this “Policy Statement”) is to establish a policy with respect to transactions in the securities of AmeriServ Financial, Inc., its subsidiaries and its affiliates (collectively, “AmeriServ”) by the directors, officers, and employees of AmeriServ (collectively, an “Insider” or “Insiders”) under applicable provisions of federal and state securities laws, in order that Insiders (and their immediate family members and corporations and/or trusts that they control) may be aware of the necessity of refraining from trading in the securities of AmeriServ if they come into possession of material nonpublic information. Material information is defined as any information that a reasonable investor would consider important in a decision to buy, hold or sell any AmeriServ security in question or any information that could be expected to affect the price of the AmeriServ security involved. As a matter of policy, information should not be considered to be public until at least two (2) business days after its broad dissemination to the public. This requires a ban on trading or tipping until the third business day following publication of the information. SEC Rules 10b5-1 and 10b5-2 provide that the mere possession of material nonpublic information at the time of a trade is sufficient to result in insider trading liability, including but not limited to, significant civil and criminal penalties applicable to both persons (employees, directors and/or officers) who possess material nonpublic information and the employer company.

It is the policy of AmeriServ that an Insider may not trade in any security of AmeriServ while in possession of material inside information. This means the following with respect to certain AmeriServ employee benefit plans:

●	401(k) Plan. An Insider having material inside information regarding AmeriServ may not: (1) transfer funds into or out of the AmeriServ stock fund of the 401(k) Plan, or (2) make an election to participate in, or increase an existing election in, the AmeriServ stock fund. However, ongoing purchases of AmeriServ stock through the plan pursuant to a pre-existing election are not prohibited.
●	Other AmeriServ Stock Purchase Plans. An Insider having material inside information regarding AmeriServ may not sign up for, or increase participation in, any other stock purchase plan or dividend reinvestment plan. However, ongoing purchases through those plans pursuant to a prior election are not prohibited.
●	Options. Insiders may exercise an employee stock option at any time, but any stock acquired upon such exercise may not be sold (whether by means of a cashless exercise or otherwise) if an Insider has material inside information regarding AmeriServ. At any time, however, an Insider may deliver AmeriServ stock already owned to pay the option exercise price and taxes.

If an Insider has any questions or doubt regarding whether they are in possession of material nonpublic information pertaining to AmeriServ’s securities, such Insider must obtain pre-clearance prior to any transaction in the securities of AmeriServ. It is the policy of AmeriServ that the Insider may not disclose the nonpublic information and/or engage in the act of tipping.

Directors and officers named on the Internal Listing of Insiders and Related Interests (as published on AmeriServ’s Lotus Notes public bulletin board or any successor internal communication software) (“D&O”) may not trade in AmeriServ stock during a “blackout period.” A “blackout period” is the period of time:

●	That begins on the day following the second Friday of the last month of each calendar quarter, and ends two business days after the public release of AmeriServ’s earnings for such quarter; or
●	In which for a period of three consecutive business days the ability of no fewer than 50% of the participants in AmeriServ’s individual account plans are unable to purchase, sell, or otherwise transfer or acquire an interest in any equity security held in an individual account plan because the participant’s ability to effect such purchase, sale or transfer is suspended by AmeriServ.

These restrictions apply to: (1) open market purchases, (2) a sale of stock following exercise of an employee stock option (including a sale by way of a cashless exercise), (3) signing up for, or increasing participation in, the dividend reinvestment plan, and (4) a transfer of funds into or out of the AmeriServ stock fund of the 401(k) Plan or an election to participate in, or increase an election in, the AmeriServ stock fund. However, ongoing purchases through the dividend reinvestment or 401(k) Plan pursuant to a prior election, or trades made pursuant to a written plan that meets the requirements of Rule 10b5-1 as adopted by the SEC and which is approved by the board of directors, a duly authorized committee of the board of directors or counsel to the Company, are permitted at any time, i.e., they are not subject to the window period.

Additionally:

●	D&Os may not at any time buy or sell AmeriServ securities without pre-clearing such transaction with the Secretary of AmeriServ, who may consult with senior management and counsel.
●	Employees and directors of AmeriServ may not at any time sell AmeriServ securities short or otherwise sell AmeriServ securities they do not own.
●	Employees and directors of AmeriServ may not at any time buy or sell options or puts and calls on AmeriServ stock or buy or sell other derivative securities related to AmeriServ stock.
●	D&Os of AmeriServ may not hold AmeriServ securities in a margin account or pledge AmeriServ securities as collateral for any loan, except that (i) such limitation shall not apply to AmeriServ securities pledged as collateral for a loan prior to September 1, 2015 and (ii) after September 1, 2015, the board of directors may in its discretion approve in advance a pledge of AmeriServ securities as collateral for a loan in a particular case (other than a purpose loan within the meaning of Federal

Reserve Regulation U) after taking into consideration the magnitude of the number and market value of shares proposed to be pledged in relation to the number of outstanding shares and the market value and trading volume of outstanding shares (generally, the aggregate shares pledged should not exceed 5% of shares outstanding on the date of the pledge), the percentage of shares proposed to be pledged to the total shares owned by the pledger, the amount of shares proposed to be pledged in relation to the total shares then pledged by other D&Os, and all other factors deemed relevant by the board of directors. Although the board of directors believes that permitting limited pledging of AmeriServ securities to serve as collateral for a bona fide loan in appropriate circumstances will encourage D&Os to purchase and retain shares, the board of directors will not approve any pledge of AmeriServ securities as part of a hedging or monetization strategy designed to or otherwise having the effect of hedging or offsetting any decrease in the market value of AmeriServ securities.
●	Employees and directors of AmeriServ (or any designee of any of such persons) may not purchase any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that are designed to or otherwise have the effect hedging or offsetting any decrease in the market value of AmeriServ’s common stock, or of any other equity securities issued by AmeriServ or any direct or indirect subsidiary of AmeriServ if such equity securities are registered on a national securities exchange or registered under Section 12(g) of the Securities Exchange Act of 1934.

D&Os of AmeriServ are subject to additional rules prescribed by Section 16 of the Securities and Exchange Act of 1934. Any trade of AmeriServ securities by a D&O, a family member sharing the same household with a D&O or a corporation or trust controlled by a D&O, must be pre-cleared with the Corporate Secretary or General Counsel and must be reported immediately to the Corporate Secretary or General Counsel once made, and if required must be reported to the Securities and Exchange Commission within two (2) business days. The exercise of AmeriServ stock options and/or the sale of stock acquired upon an exercise, the transfer of funds into and out of the AmeriServ stock fund of the 401(k) Plan and other transactions in the AmeriServ stock plans are subject to special rules and the General Counsel and Corporate Secretary must be contacted before any such transaction is conducted.

Whenever AmeriServ is actively considering a particular company for acquisition or for another significant business relationship (such as a joint venture) or whenever another company is considering acquiring AmeriServ, all Insiders involved in, or aware of, due diligence or other planning for or attention to the acquisition or business relationship are prohibited from trading in any securities of AmeriServ and any securities of the other company.

This Policy Statement also applies to transactions for accounts in which Insiders have an interest or an ability to influence transactions and transactions by the Insiders’ spouse or any other member of the household unless: (1) the household member’s investment decisions are made independently of the Insider, and (2) the household member has not received inside information about the issuer of the security. It must be understood, however, that Insiders and/or their household members will bear the burden of demonstrating that the household member has not received inside information. Furthermore, D&O are subject to special rules in this regard and any proposed transaction in AmeriServ securities by a corporation or trust they control or by a family member sharing the same household must be discussed in advance with AmeriServ’s General Counsel or Corporate Secretary.

In compliance with this Policy Statement, D&O have the option of adopting a written 10b5-1 Trading Plan (“Trading Plan”). A Trading Plan is any written plan that delineates with sufficient specificity the circumstances in which a trade would be effected so that the individual creating the Trading Plan cannot, and does not need to, exercise any further discretion. A Trading Plan can only be adopted during open trading windows and cannot be modified during closed trading windows. In addition, a Trading Plan must be filed with the corporate secretary and should be reviewed by counsel to insure that the Trading Plan contains all the elements required by Rule 10b5-1. A Trading Plan can only be effective thirty (30) days after adoption of a Trading Plan.

You are required to sign the enclosed receipt setting forth the fact that you have received this Policy Statement, that you have read it and that you understand and are in compliance with it. There will be, on an annual basis, required certification of continued compliance with this Policy Statement. Such annual compliance shall coincide with an annual redistribution of this Policy Statement to all covered persons. In addition, there will be periodic reminders provided to all Insiders setting forth any changes or modifications in this policy or the laws giving rise to its requirements.

Any questions should be addressed to Sharon Callihan, Corporate Secretary, (814) 533-5158 or AmeriServ’s counsel, Stevens and Lee, Attention: David W. Swartz, Esquire, (610) 478-2184.

RECEIPT

I acknowledge receipt of this Policy Statement on Personal Securities Transactions. I have read the Policy Statement and understand its contents and agree to abide by its provisions.

Date: __________________Name:__________________________________

Title:___________________________________

Signature:_______________________________